Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS
RECORD FOURTH QUARTER
AND FULL FISCAL YEAR 2012 RESULTS

•	Net sales for fourth quarter fiscal year 2012 increased 3% to $946.4 million

•
Income from continuing operations for fourth quarter fiscal year 2012 was $106.3 million, or $2.03 per diluted share, which included integration costs of $2.6 million pre tax ($0.03 per diluted share) and a $40.4 million net curtailment gain ($0.50 per diluted share) resulting from amendments made to the Triumph Aerostructures pension plans. Excluding the integration costs and the net curtailment gain, earnings per share from continuing operations increased 46% to $1.57 per diluted share

•
Record full year revenues and earnings per share from continuing operations of $3,407.9 million and $5.43 per diluted share. Excluding integration costs of $6.3 million pre tax ($0.08 per diluted share) and the $40.4 million net curtailment gain, earnings per share from continuing operations was $5.01 per diluted share

•	Cash flow from operations for fiscal year 2012 before pension contribution of $121.9 million was $349.1 million

Berwyn, PA - May 2, 2012- Triumph Group, Inc. (NYSE: TGI) today reported that, for the fourth quarter ended March 31, 2012, net sales were $946.4 million, a three percent increase from last year's fourth quarter net sales of $919.1 million. Organic sales growth for the quarter was three percent.

Income from continuing operations for the fourth quarter of fiscal year 2012 increased ninety-seven percent to $106.3 million, or $2.03 per diluted share, versus $54.0 million, or $1.05 per diluted share, for the fourth quarter of the prior fiscal year. The quarter's results included approximately $2.6 million pre tax ($1.7 million after tax or $0.03 per diluted share) of integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division). In addition, the fourth quarter results were favorably impacted by a $40.4 million pre tax ($26.1 million after tax or $0.50 per diluted share) net curtailment gain resulting from amendments made to the Triumph Aerostructures pension plans which was reflected on the face of the income statement, and in the segment reporting, was included in Corporate. The prior fiscal year's quarter included approximately $1.3 million pre tax ($0.8 million after tax) of integration costs associated with the Vought acquisition. Excluding integration costs and the net curtailment gain, earnings per share from continuing operations for the quarter was $1.57 per diluted share. The number of shares used in computing diluted earnings per share for the quarter was 52.3 million shares.

Full Fiscal Year Highlights

For the fiscal year ended March 31, 2012, net sales totaled $3,407.9 million, a seventeen percent increase from fiscal year 2011 net sales of $2,905.3 million. Organic sales growth for the fiscal year was seven percent.

Income from continuing operations for fiscal year 2012 increased eighty-five percent to $281.6 million, or $5.43 per diluted share, versus $152.4 million, or $3.21 per diluted share, for fiscal year 2011. The fiscal year's results included approximately $6.3 million pre tax ($4.1 million after tax or $0.08 per diluted share) of integration costs related to the Vought acquisition as well as the net curtailment gain of $40.4 million pre tax ($0.50 per diluted share). The prior fiscal year included approximately $20.9 million pre tax ($15.7 million after tax) of integration costs associated with the Vought acquisition. Excluding these costs and the net curtailment gain, income from continuing operations for fiscal year 2012 was $259.7 million, or $5.01 per diluted share. The number of shares used in computing diluted earnings per share for fiscal year 2012 was 51.9 million shares.

During the fiscal year, the company generated $349.1 million of cash flow from operations before Triumph Aerostructures' pension contributions of $121.9 million; after these contributions, cash flow from operations was $227.2 million.

Richard C. Ill, Triumph's Chairman and Chief Executive Officer, said, “Triumph had a terrific fiscal year 2012 capped by a strong fourth quarter operating performance. Full year and fourth quarter sales, earnings, operating margin and cash flow all were at record levels. We executed across all three of our business segments and delivered significant operating margin expansion. In addition, we continued the successful integration of Triumph Aerostructures, successfully managed our pension obligations, and exceeded our debt reduction goal.”

“We enter fiscal year 2013 with momentum, a strong balance sheet, and a growing backlog. Even as we face the challenges of uncertainty in U.S. defense spending, we are confident that Triumph is well positioned to continue its profitable growth.”

Segments

Aerostructures

The Aerostructures segment reported record net sales for the fourth quarter of fiscal year 2012 of $714.2 million compared to $703.5 million for the prior fiscal year period, an increase of two percent, all of which was organic. For the fiscal year 2012, net sales increased twenty-one percent to a record $2,571.6 million from $2,126.0 million for the prior fiscal year. Organic sales growth for the fiscal year was six percent. For the fourth quarter of fiscal year 2012, operating income increased thirty-one percent to a record $119.0 million versus $91.1 million for the prior fiscal year quarter and included a net favorable cumulative catch-up adjustment on long-term contracts of $7.8 million. Operating income for fiscal year 2012 was a record $403.4 million, compared to $267.8 million for the prior fiscal year, an increase of fifty-one percent. The segment's operating margin for the quarter was seventeen percent, a 370 basis point improvement over the prior year period.

Aerospace Systems

The Aerospace Systems segment reported record net sales for the fourth quarter of fiscal year 2012 of $151.7 million compared to $147.8 million for the prior fiscal year period, an increase of three percent, all of which was organic. For the fiscal year 2012, net sales increased eight percent to a record $551.8 million from $513.4 million for the prior fiscal year, all of which was organic. Operating income for the fourth quarter of fiscal year 2012 increased eighteen percent to a record $26.4 million versus $22.4 million for the prior fiscal year quarter. Operating margin for the quarter increased to seventeen percent versus fifteen percent in the prior fiscal year period. Operating income for fiscal year 2012 was a record $90.0 million, compared to $75.3 million for the prior fiscal year, an increase of twenty percent. Operating margin for the fiscal year was sixteen percent. The segment's fiscal year 2012 and fourth quarter operating results included approximately $3.2 million and $1.3 million, respectively, of legal expenses associated with the ongoing trade secret litigation.

Aftermarket Services

The Aftermarket Services Systems segment reported record net sales for the fourth quarter of fiscal year 2012 of $83.1 million, compared to $69.5 million for the prior fiscal year period, an increase of twenty percent. Organic sales growth for the quarter was fifteen percent. For the fiscal year 2012, net sales increased seven percent to a record $292.7 million from $272.7 million for the prior fiscal year. Organic sales growth for the fiscal year was six percent. Operating income for the fourth quarter of fiscal year 2012 increased fifty-seven percent to $11.0 million versus $7.0 million for the prior fiscal year quarter. Operating margin for the quarter increased to a record thirteen percent driven primarily by strong market growth and improved operating performance. Operating income for fiscal year 2012 was $31.9 million, compared to $28.8 million for the prior fiscal year, an increase of eleven percent. Operating margin for the fiscal year was eleven percent. The segment's fiscal year 2012 and fourth quarter operating results included expenses associated with the bankruptcies of American Airlines, Pinnacle and Aveos of $1.1 million and $0.5 million, respectively.

Outlook

In commenting on the outlook for fiscal year 2013, Mr. Ill said, “We are entering our new fiscal year with a very strong backlog and a very solid balance sheet.  We project sales in the range of $3.5 to $3.7 billion and earnings per share from continuing operations for the fiscal year of $5.45 to $5.55 per diluted share, excluding integration costs. This represents a nine to eleven percent increase over fiscal year 2012 earnings per share from continuing operations, excluding integration costs and the net curtailment gain.”  This guidance is based on the following assumptions for fiscal year 2013:

•	the number of shares used in computing diluted earnings per share is 52.5 million

•	$5.0 million of legal expenses associated with the trade secret litigation

•	interest expense of $70 million

•	tax rate of 36.5% reflecting the expiration of the R&D tax credit

•	capital expenditures and investments in major new programs of $130 to $150 million, of which $50.0 million will be reflected in inventory (net of advances)

•	pension income of $27 million and cash contributions to the plan of $110 million

•	OPEB expense of approximately $15 million and cash expenditures of approximately $37 million

•	synergies from the Vought acquisition remain on track for a $50 million annual run rate by June 2013

•	current productions rates - specifically:

◦	777 production at 7 per month trending to 8.3 per month in Q4

◦	737 production rates of 35 per month trending to 38 per month in the second half of the fiscal year

◦	747 production rates of 2 per month

◦	the most recent 787 production schedule

◦	767 production rates of 2 per month

◦	A330 production of 9 per month trending to 10 per month near the end of Q4

◦	C-17 production of 10 units for Triumph Aerostructures

◦
other than C-17 mentioned above, production rates for the company's largest military programs (i.e. V-22, UH 60, CH 47, C130) are planned to remain strong; however, the U.S. Government budget process introduces some risk to this assumption

◦	slightly lower sales of G550 and G450

◦	at a minimum, early year weakness in Cessna sales

•	the award of the KC-46A tanker to Boeing will create some non-recurring development activities in fiscal year 2013 and will be a positive in the long term

•	continued strength in the Aftermarket Services segment of the business

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2012 fourth quarter and year-end results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from May 3rd to May 10th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1575402.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2012. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
CONDENSED STATEMENTS OF INCOME	2012	2011	2012		2011

Net sales	$946,376	$919,086	$3,407,929		$2,905,348

Operating income, before acquisition and integration costs and curtailment gain	145,483	109,662	480,657		334,938
Acquisition and integration costs	2,644	1,252	6,342		20,902
Curtailment gain	(40,400)	—	(40,400)		—
Operating income	183,239	108,410	514,715		314,036

Interest expense and other	18,462	22,440	77,138		79,559
Income tax expense	58,526	31,940	155,955		82,066

Income from continuing operations	106,251	54,030	281,622		152,411
Loss from discontinued operations, net of tax	—	(1,687)	(765)		(2,512)

Net income	$106,251	$52,343	$280,857		$149,899

Earnings per share - basic:

Income from continuing operations	$2.16	$1.12	$5.77		$3.39
Loss from discontinued operations	—	(0.03)	(0.02)		(0.06)
Net income	$2.16	$1.09	$5.75		$3.33

Weighted average common shares outstanding - basic	49,174	48,214	48,821		45,006

Earnings per share - diluted:

Income from continuing operations	$2.03	$1.05	$5.43		$3.21
Loss from discontinued operations	—	(0.03)	(0.01)		(0.05)
Net income	$2.03	$1.02	$5.41	*	$3.16

Weighted average common shares outstanding - diluted	52,311	51,269	51,873		47,488

Dividends declared and paid per common share	$0.04	$0.02	$0.14		$0.08

*	Difference due to rounding.

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	March 31,	March 31,
	2012	2011
Assets
Cash and cash equivalents	$29,662	$39,328
Accounts receivable, net	440,608	374,491
Inventory, net of unliquidated progress payments of $164,450 and $138,206	817,956	770,212
Rotable assets	34,554	26,607
Prepaid and other current assets	24,630	18,141
Assets held for sale	—	4,574
Current assets	1,347,410	1,233,353

Property and equipment, net	733,380	734,879
Goodwill	1,542,008	1,537,711
Intangible assets, net	829,675	859,620
Other, net	53,094	97,674

Total assets	$4,505,567	$4,463,237

Liabilities & Stockholders' Equity
Current portion of long-term debt	$142,237	$300,252
Accounts payable	266,124	262,716
Accrued expenses	307,730	313,354
Deferred income taxes	99,809	78,793
Liabilities related to assets held for sale	—	431
	815,900	955,546

Long-term debt, less current portion	1,016,625	1,011,752
Accrued pension and post-retirement benefits, noncurrent	700,127	690,218
Deferred income taxes, noncurrent	43,375	20
Other noncurrent liabilities	136,171	170,978

Temporary equity	—	2,506

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 49,590,273 and 48,690,606 shares issued	50	49
Capital in excess of par value	833,935	819,197
Treasury stock, at cost, 58,533 and 177,184 shares	(1,716)	(5,085)
Accumulated other comprehensive income	(9,306)	120,471
Retained earnings	970,406	697,585
Total stockholders' equity	1,793,369	1,632,217

Total liabilities and stockholders' equity	$4,505,567	$4,463,237

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended				Twelve Months Ended
	March 31,				March 31,
	2012		2011		2012		2011
Net Sales:
Aerostructures	$714,247		$703,461		$2,571,576		$2,126,040
Aerospace Systems	151,724		147,809		551,800		513,435
Aftermarket Services	83,120		69,536		292,674		272,728
Elimination of inter-segment sales	(2,715)		(1,720)		(8,121)		(6,855)
	$946,376		$919,086		$3,407,929		$2,905,348

Operating Income (Loss):
Aerostructures	$119,004		$91,146		$403,414		$267,783
Aerospace Systems	26,351		22,359		90,035		75,292
Aftermarket Services	10,966		6,996		31,859		28,774
Corporate	26,918	2	(12,091)		(10,593)	2	(57,813)
	$183,239	1	$108,410	3	$514,715	1	$314,036	3

Depreciation and Amortization:
Aerostructures	$22,855		$24,562		$89,113		$69,451
Aerospace Systems	4,400		4,445		17,363		17,183
Aftermarket Services	2,285		2,615		9,487		11,101
Corporate	1,120		506		3,761		1,922
	$30,660		$32,128		$119,724		$99,657

Amortization of Acquired Contract Liabilities:
Aerostructures	$(8,180)		$(10,389)		$(26,684)		$(29,214)

Capital Expenditures:
Aerostructures	$26,114		$14,810		$64,633		$57,390
Aerospace Systems	4,224		2,909		14,747		11,534
Aftermarket Services	3,078		1,454		8,682		4,656
Corporate	1,871		2,161		5,907		16,445
	$35,287		$21,334		$93,969		$90,025

1	Includes $2,644 and $6,342 of acquisition and integration expenses primarily associated with the acquisition of Vought, for the three and twelve months ended March 31, 2012, respectively.
2	Includes $40,400 of net curtailment gain due to defined benefit plan amendments for the three and twelve months ended March 31, 2012.
3	Includes $1,252 and $20,902 of acquisition and integration expenses associated with the acquisition of Vought for the three and twelve months ended March 31, 2011, respectively.
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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods:

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$106,251	$54,030	$281,622	$152,411

Add-back:
Income tax expense	58,526	31,940	155,955	82,066
Interest expense and other	18,462	22,440	77,138	79,559
Curtailment gain, net	(40,400)	—	(40,400)	—
Amortization of acquired contract liabilities	(8,180)	(10,389)	(26,684)	(29,214)
Depreciation and amortization	30,660	32,128	119,724	99,657

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$165,319	$130,149	$567,355	$384,479

Net sales	$946,376	$919,086	$3,407,929	$2,905,348

EBITDA Margin	17.5%	14.2%	16.6%	13.2%

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$106,251

Add-back:
Income tax expense	58,526
Interest expense and other	18,462

Operating income	$183,239	$119,004	$26,351	$10,966	$26,918

Curtailment gain, net	(40,400)	—	—	—	(40,400)
Amortization of acquired contract liabilities	(8,180)	(8,180)	—	—	—
Depreciation and amortization	30,660	22,855	4,400	2,285	1,120

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (EBITDA):	$165,319	$133,679	$30,751	$13,251	$(12,362)	*

Net sales	$946,376	$714,247	$151,724	$83,120	$(2,715)

EBITDA Margin	17.5%	18.7%	20.3%	15.9%	n/a

	Twelve Months Ended March 31, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$281,622

Add-back:
Income tax expense	155,955
Interest expense and other	77,138

Operating income (loss)	$514,715	$403,414	$90,035	$31,859	$(10,593)

Curtailment gain, net	(40,400)	—	—	—	(40,400)
Amortization of acquired contract liabilities	(26,684)	(26,684)	—	—	—
Depreciation and amortization	119,724	89,113	17,363	9,487	3,761

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$567,355	$465,843	$107,398	$41,346	$(47,232)	**

Net sales	$3,407,929	$2,571,576	$551,800	$292,674	$(8,121)

EBITDA Margin	16.6%	18.1%	19.5%	14.1%	n/a

*	Includes $2,644 of acquisition and integration expenses primarily associated with the acquisition of Vought.
* *	Includes $6,342 of acquisition and integration expenses primarily associated with the acquisition of Vought.

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 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended March 31, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$54,030

Add-back:
Income tax expense	31,940
Interest expense and other	22,440

Operating income (loss)	$108,410	$91,146	$22,359	$6,996	$(12,091)

Amortization of acquired contract liabilities	(10,389)	(10,389)	—	—	—
Depreciation and amortization	32,128	24,562	4,445	2,615	506

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$130,149	$105,319	$26,804	$9,611	$(11,585)	*

Net sales	$919,086	$703,461	$147,809	$69,536	$(1,720)

EBITDA Margin	14.2%	15.0%	18.1%	13.8%	n/a

	Twelve Months Ended March 31, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from continuing operations	$152,411

Add-back:
Income tax expense	82,066
Interest expense and other	79,559

Operating income (loss)	$314,036	$267,783	$75,292	$28,774	$(57,813)

Amortization of acquired contract liabilities	(29,214)	(29,214)	—	—	—
Depreciation and amortization	99,657	69,451	17,183	11,101	1,922

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$384,479	$308,020	$92,475	$39,875	$(55,891)	* *

Net sales	$2,905,348	$2,126,040	$513,435	$272,728	$(6,855)

EBITDA Margin	13.2%	14.5%	18.0%	14.6%	n/a

*	Includes $1,252 of integration expenses associated with the acquisition of Vought.
* *	Includes $20,902 of acquisition and integration expenses associated with the acquisition of Vought.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Operating income, income form continuing operations and income from continuing operations diluted per share, before acquisition and integration costs and curtailment gain has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to operating income, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following table reconciles operating income, income from continuing operations and income from continuing operations per diluted share, before curtailment gain to the operating income, income from continuing operations and income from continuing operations per diluted share, respectively.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Operating income, before acquisition and integration costs and curtailment gain	$145,483	$109,662	$480,657	$334,938
Acquisition and integration costs	2,644	1,252	6,342	20,902
Curtailment gain	(40,400)	—	(40,400)	—
Operating income	183,239	108,410	514,715	314,036

Income from continuing operations, before acquisition and integration costs and curtailment gain	81,898	54,816	259,648	168,090
Acquisition and integration costs, net of tax	1,705	786	4,084	15,679
Curtailment gain, net of tax	(26,058)	—	(26,058)	—
Income from continuing operations	$106,251	$54,030	$281,622	$152,411

Income from continuing operations, before acquisition & integration costs and curtailment gain per diluted share	$1.57	$1.07	$5.01	$3.54
Acquisition and integration costs per diluted share	(0.03)	(0.02)	(0.08)	(0.33)
Curtailment gain per diluted share	0.50	—	0.50	—
Income from continuing operations per diluted share	$2.03	$1.05	$5.43	$3.21
^ Difference due to rounding.

-More-

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Twelve Months Ended
	March 31,
	2012	2011

Cash provided by operations, before pension contributions	$349,112	$277,106
Pension contributions	121,907	134,802
Cash provided by operations	227,205	142,304
Less:
Capital expenditures	93,969	90,025
Dividends	6,899	3,574
Free cash flow available for debt reduction	$126,337	$48,705

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	March 31,	March 31,
	2012	2011

Calculation of Net Debt
Current portion	$142,237	$300,252
Long-term debt	1,016,625	1,011,752
Total debt	1,158,862	1,312,004
Less: Cash	29,662	39,328
Net debt	$1,129,200	$1,272,676

Calculation of Capital
Net debt	$1,129,200	$1,272,676
Stockholders' equity	1,793,369	1,632,217
Total capital	$2,922,569	$2,904,893

Percent of net debt to capital	38.6%	43.8%

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